Amendment No. 1

to

Distribution Agreement

This Amendment No. 1 to Distribution Agreement (“Amendment No. 1”), dated as of December 16, 2022 (“Effective Date”), is being entered into by and between Legg Mason ETF Investment Trust II (the “Company”), a Maryland statutory trust, on behalf of its series listed on Schedule A to the Original Agreement (as defined below) (the “Fund”), and Franklin Distributors, LLC (the “Distributor”), a Delaware limited liability company. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Original Agreement (as defined below).

Background

The Distributor (formerly known as Legg Mason Investor Services, LLC) and the Company previously entered into the Distribution Agreement made as of July 31, 2020 (“Original Agreement”). The parties wish to amend the Original Agreement as set forth in this Amendment No. 1.

Terms

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1. Modifications to Original Agreement.

(a)	The Original Agreement is hereby amended by removing all references to “ActiveShares ETF Trust” and replacing such references with “Legg Mason ETF Investment Trust II.”

(b)	The Original Agreement is hereby amended by removing all references to “Legg Mason Investor Services, LLC” and replacing such references with “Franklin Distributors, LLC.”

(c)	The first sentence in Section 6.1 (Company Expenses) of the Original Agreement is hereby amended and restated as follows:

“The Company shall be responsible for all fees and expenses in connection with its operations that are not otherwise paid directly or indirectly by Legg Mason Partners Fund Advisor, LLC (the “Adviser”) or its affiliates pursuant to separate agreements or undertakings.”

(d)	Schedule A to the Original Agreement is hereby amended by revising the Fund name listed therein to “ClearBridge Focus Value ESG ETF.”

2. Remainder of Original Agreement. Except as specifically modified by this Amendment No. 1, all terms and conditions of the Original Agreement shall remain in full force and effect.

3. Governing Law. The governing law of the Original Agreement shall be the governing law of this Amendment No. 1.

4. Entire Agreement. This Amendment No. 1 constitutes a complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Original Agreement with respect to such subject matter.

5. Signatures; Counterparts. This Amendment No. 1 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 1 or of executed signature pages to this Amendment No. 1 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 1.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

LEGG MASON ETF INVESTMENT TRUST II

By:
Name:
Title:

FRANKLIN DISTRIBUTORS, LLC

By:
Name:
Title: